Exhibit 99.1

Local Community Banks Receive Approval to Merge and Become One Bank

EASTON, Md., June 16, 2016 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ: SHBI), received approval by the State of Maryland and the Board of Governors of the Federal Reserve to merge its two subsidiary banks, The Talbot Bank of Easton Maryland and CNB, headquartered in Centreville, Maryland, into one bank that will be known as Shore United Bank.

Signs at all branches will be changed beginning July 1, 2016 to reflect the new name, Shore United Bank.

As a $1.1 billion bank, Shore United Bank will continue to operate all 18 existing branches, a loan production office, and wealth management office throughout the Eastern Shore of Maryland, and Delaware.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of two Maryland chartered commercial banks, The Talbot Bank of Easton, Maryland, and CNB; one retail insurance producer firm, The Avon-Dixon Agency, LLC ("Avon-Dixon"), with two specialty lines, Elliott Wilson Insurance (Trucking) and Jack Martin Associates (Marine); and an insurance premium finance company, Mubell Finance, LLC ("Mubell"). Shore Bancshares Inc. engages in trust and wealth management services through Wye Financial & Trust, a division of CNB.

Additional information is available at www.shorebancshares.com.

CONTACT: Debra Rich, 410-763-7933, debra.rich@shbi.com